Exhibit 10.9.1

“CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED BY [***]. MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 24b-2, PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.”

SERVICES AGREEMENT

Among

TERRA INDUSTRIES INC.

and

BMC HOLDINGS INC.

and

METHANEX METHANOL COMPANY

Dated as of December 15, 2003

- i -

7.2	Service Fees	8
7.3	Taxes	8
7.4	Payment Terms	8
7.5	Adjustments for Errors	8
7.6	Late Payments	8
7.7	Audit Rights	9

8. REPRESENTATIONS AND WARRANTIES		9

8.1	Representations and Warranties of Terra	9

9. COVENANTS		11

9.1	Covenants of Terra	11

10. INSURANCE		13

11. LIMITATION ON LIABILITY/INDEMNITY		13

11.1	Limitation of Liability	13
11.2	Indemnification of Terra	14
11.3	Indemnification of Methanex	14
11.4	Indemnification Procedures	14
11.5	Defence of Third Party Claim	15
11.6	Payment	15

12. CONFIDENTIALITY		15

12.1	Information	15
12.2	Exception	16
12.3	Disclosure Required by Law	16
12.4	Return of Information	16
12.5	Restriction on Disclosure of this Agreement	16
12.6	Public Announcements	16
12.7	Remedies	16

13. DISPUTE RESOLUTION		17

13.1	Amicable Settlement	17
13.2	Inadmissibility	17
13.3	Arbitration	17
13.4	Interim Relief	18
13.5	Continuing Obligations	19

14. MISCELLANEOUS		19

14.1	Relationship of Parties	19
14.2	Notices	19
14.3	Counterparts	19
14.4	Benefit and Burden	20
14.5	Amendments and Waiver	20
14.6	Assignment	20
14.7	Severability	20
14.8	Applicable Law	20

- ii -

14.9	Expenses	20
14.10	Responsible Care®	20
14.11	Entire Agreement	21

- iii -

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the “Agreement”) is made the 15th day of December, 2003 between TERRA INDUSTRIES INC. (“Terra Industries”), a Maryland corporation, BMC HOLDINGS INC. (“BMC Holdings”), a Delaware corporation, each having its head office at 600 Fourth Street, Sioux City, Iowa (BMC Holdings and Terra Industries are collectively referred to as “Terra”) and METHANEX METHANOL COMPANY (“Methanex”), a Texas partnership having an office at 15301 Dallas Parkway, Suite 1150, Addison, Texas 75001

BACKGROUND:

A. BMC Holdings is the 100% owner and operator of the Beaumont Facility (defined in Schedule A attached);

B. Pursuant to an Asset Purchase Agreement of even date (“Asset Purchase Agreement”) among Terra Industries, BMC Holdings and Methanex, Terra has agreed to sell to Methanex and Methanex has agreed to purchase from Terra, certain Assets including Contracts (as those terms are defined in the Asset Purchase Agreement) and certain exclusive rights to the production of Methanol at the Beaumont Facility, all as more particularly described in the Asset Purchase Agreement;

C. DuPont provides the Wharf Services and certain Slip Services (as those terms are defined in Schedule A) to Terra at the Beaumont Facility in accordance with the provisions of the DuPont Agreement (defined in Schedule A), and several of the services provided by Terra to Methanex under this Agreement are furnished to Terra by DuPont pursuant to the DuPont Agreement; and

D. In connection with the sale of its Assets to Methanex, Terra agrees to provide certain ongoing services to Methanex on the terms and conditions set forth herein, but subject to the terms of the DuPont Agreement concerning such services.

AGREEMENT:

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises, mutual covenants and agreements contained in this Agreement, and other good and valuable consideration (the receipt and sufficiency of which is acknowledged by the Parties), the Parties covenant and agree as follows:

1.	INTERPRETATION

1.1 Definitions: In this Agreement terms with an initial capital letter shall have the meaning given to such terms as set forth in Schedule A.

1.2 Interpretation: In this Agreement:

(a)	all terms defined in the singular shall have the same meanings in the plural and vice versa;

(b)	all references to currency in this Agreement are references to the lawful currency of the United States;

(c)	all references to Sections and Subsections shall be deemed to be references to the Sections and Subsections of this Agreement;

(d)	the captions and headings contained in this Agreement are for convenience of reference only and shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise;

(e)	reference to any Law or Laws means such Law or Laws as amended, modified, codified, re-enacted, supplemented or superseded in whole or in part, and in effect from time to time; and

(f)	no provision of this Agreement shall be interpreted or construed against either Party solely because that Party or its legal representative drafted such provision.

1.3 Jurisdiction, Consent to Service of Process: Subject to the agreement of the Parties to resolve all disputes arising out of or relating to this Agreement in accordance with the procedures set forth in Section 13 of this Agreement, any action or Proceedings which is permitted to be brought by a Party against a Party to this Agreement arising out of or relating to this Agreement, whether in tort or contract or at law or in equity, shall be brought in a federal or state court in the State of New York, Manhattan Borough and each Party: (i) irrevocably submits to the personal and exclusive jurisdiction of such courts; (ii) waives any objection to laying venue in any such action or Proceedings in such courts; (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it; and (iv) agrees that service of process upon such Party may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Subsection 14.2. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of New York for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the Parties to this Agreement. The provisions of this Subsection 1.3 shall not affect a Party’s right to bring any Proceedings related to the enforcement of any arbitration award in any other jurisdiction.

1.4 Schedules: The following schedules are attached to this Agreement and are incorporated into and form an integral part of this Agreement:

Schedule		Description
Schedule A	-	Definitions
Schedule B	-	Services
Schedule C	-	Specifications
Schedule D	-	DuPont Wharf Allocation
Schedule E	-	Extracts of the DuPont Agreement
Schedule F	-	Disclosure Schedule

2.	PROVISION OF SERVICES

2.1 Undertaking to Provide and to Accept Services: Terra shall perform or cause to be performed, the Services described in Schedule B, in each case on the terms and subject to the conditions set forth in this Agreement (in particular, Schedule B) and, with respect to the Wharf Services and the Slip Services subject to the terms of the DuPont Agreement.

2.2 Service Standards: Terra shall perform the Services with the standard of professional skill, care and diligence customarily applied in respect of services of the same quality and character as the Services in similar industry manufacturing processes. Terra shall undertake all reasonable efforts to require DuPont to provide the service levels required under the DuPont Agreement relating to the Wharf Services and the Slip Services.

2.3 Service Levels: Terra shall provide the Services at the service levels set forth in the attached Schedule B. Methanex may upon 60 days’ prior written notice to Terra (each such notice, a “Reduction Notice”) reduce the level of any Service provided hereunder. Each Reduction Notice shall identify the Service and specify the level required and the date on which Methanex desires such reduction to become effective (which shall not be earlier than 60 days after the date of such Reduction Notice). From and after the effective date of such reduction, Terra shall use all reasonable efforts to reduce such Service to the level set forth in the applicable Reduction Notice. All costs associated with such Service shall be adjusted to give effect to such reduced service level.

2.4 Coordination of Services: Terra shall, at all times, have sole authority with respect to all personnel matters involving the employees, consultants and third-party contractors at the Beaumont Facility, including salaries, benefits, compensation, indirect personnel costs, training, insurance, labour matters, working hours, job responsibilities, health and safety procedures, bonding and all other employee, personnel-related and contracting matters. Terra shall be responsible for coordinating the provision of Services and, without limiting the generality of the foregoing, all Services shall be provided by employees of Terra or by third parties with whom Terra has contracted to provide such Services. Methanex acknowledges that the Wharf Services will be provided by Terra in accordance with the provisions of the DuPont Agreement, and that the DuPont employees shall be carrying out the Wharf Services. Methanex shall not have any liability for any personnel matters involving employees, consultants and third-party contractors at the DuPont Wharf.

2.5 Terra’s Rights to Provide Services: The Parties acknowledge and agree that the Wharf Services and certain of the Slip Services provided by Terra to Methanex under this Agreement are furnished to Terra by DuPont pursuant to the terms of the DuPont Agreement. Notwithstanding any terms in this Agreement, Terra shall not be obligated to provide the Wharf Services and certain of the Slip Services to Methanex under this Agreement if the provision of such services is beyond Terra’s control as a result of DuPont failing to provide such Wharf Services and Slip Services to Terra under the DuPont Agreement.

3.	TERM AND TERMINATION

3.1	Effective Date: This Agreement shall become effective on December 31, 2003.

3.2 Term: The initial term (“Initial Term”) of this Agreement shall be for a period of five Years, expiring on December 31, 2008. At least 190 days prior to the expiration of the Initial Term, Methanex may request an extension of the Initial Term by delivering a written notice to Terra (“Extension Notice”). Within 10 days of the delivery of an Extension Notice by Methanex to Terra, the Parties shall enter into negotiations in good faith, with the intention of reaching an agreement as to the extension of the Initial Term. If the Parties fail to reach an agreement regarding the extension of the Initial Term, then the provisions of Section 6 below shall apply. For the purposes of this Agreement, any extension of the Initial Term of this Agreement shall be referred to as the “Renewal Term”.

3.3 Termination of Services for Breach: The obligation of Terra to provide one or more Services and the obligation of Methanex to accept one or more Services may be terminated at the option of:

(a)

Methanex, if Terra fails to provide any Service or to perform its obligations in accordance with the terms of this Agreement, if such failure shall remain unremedied for 30 days after written notice thereof shall have been given by Methanex to Terra or, if the failure is of a type that cannot reasonably be cured within 30 days, failure to initiate within such 30 day period such action as reasonably can be taken toward curing the same and/or failure to prosecute such action as promptly as is reasonably possible after such action is initiated; and

(b)	Terra, if (i) Methanex shall fail to pay an amount when the same becomes due and payable under this Agreement and any such failure shall remain unremedied for a period of the longer of (x) ten days after notice thereof shall have been given by Terra to Methanex and (y) 40 days after the date such payment is due; provided that Terra shall not have such right of termination in the event Methanex is contesting in good faith the amount of any such overdue amount and has paid to Terra any undisputed amount, or (ii) Methanex fails to perform its obligations in accordance with the terms of this Agreement, and any such failure to perform shall remain unremedied for a period of 30 days after notice thereof shall have been given by Terra to Methanex or, if the failure is of a type that cannot reasonably be cured within 30 days, failure to initiate within such 30 day period such action as reasonably can be taken toward curing the same and/or failure to prosecute such action as promptly as is reasonably possible after such action is initiated.

3.4 Termination of Services for Bankruptcy: This Agreement may be terminated by a Party if the other Party:

(a)	is unable to pay its debts as they become due, has made a general assignment for the benefit of creditors, filed a voluntary bankruptcy petition, become the subject of an order for relief or been declared insolvent in any bankruptcy or insolvency Proceedings, instituted a Proceedings or filed an answer in a Proceedings seeking to adjudicate itself insolvent or seeking reorganization, arrangement, composition, readjustment, protection, liquidation, winding-up, dissolution or similar relief of such Party or such Party’s debts or liabilities under any dissolution, liquidation, bankruptcy, moratorium, readjustment of debt, compromise, rearrangement, receivership, insolvency, fraudulent transfer or conveyance, reorganization or similar debtor relief Law from time to time in effect affecting the rights of creditors generally; or

(b)	has had any Proceedings of the type referred to in Subsection 3.4(a) above filed or commenced against it or has by any act indicated its approval thereof, consented thereto or acquiesced therein, or has had an order, judgment or decree entered appointing a trustee, receiver, custodian, liquidator or similar official adjudicating such Party insolvent or approving the petition in any such Proceedings, and such order, judgment or decree has remained in effect and unstayed for 90 days.

3.5 Voluntary Termination by Methanex: Methanex may, in its sole discretion, terminate this entire Agreement or any one or more Services provided by Terra to Methanex, upon 190 days prior written notice to Terra, in writing.

3.6 Automatic Termination: This Agreement shall automatically terminate in the event Terra delivers a Terra Restart Notice (defined in the Asset Purchase Agreement) to Methanex, in accordance with the Asset Purchase Agreement, with such termination to be effective as of the Production Commencement Date (defined in the Asset Purchase Agreement).

3.7 Effect of Termination: Upon the expiration or termination of this Agreement, this Agreement shall immediately become void and there shall be no liability on the part of either Party as a result of such termination, and in particular, Methanex shall not be liable to make any further payments to Terra under Section 7 of this Agreement other than for amounts that are payable as at the date of termination; provided, however, that Subsections 14.1, 14.2, 14.8, 14.9, Sections 6, 11 and 12, shall survive the expiration or termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, a termination of this Agreement for any reason shall not affect any rights or remedies of either Party arising out of any breach of this Agreement prior to such termination or the right of either of the Parties to receive any amount earned or accrued hereunder prior to such termination or otherwise payable with respect to any period prior to such termination.

4.	SUSPENSION OF SERVICES

4.1 Temporary Suspension of Services for Repairs/Maintenance: The provision of one or more of the Services by Terra to Methanex may be temporarily suspended for such periods of time as are necessary to carry out scheduled maintenance or necessary repairs or improvements to the Beaumont Facility, the DuPont Wharf or the Facility Pipelines (“Temporary Service Suspension”). In the event of any Temporary Service Suspension, Terra may elect to reduce, interrupt, allocate, alter or change the Services that it is required to provide under this Agreement; provided that:

(a)	except in the case of emergencies, Terra shall deliver 30 days written notice to Methanex of any Temporary Service Suspension, including relevant details relating to the proposed reduction, interruption, allocation, alteration or change in the Services as a result of the Temporary Service Suspension;

(b)	unless Methanex shall otherwise consent in writing, such Temporary Service Suspension shall not exceed 14 days.

Upon the occurrence and during the continuance of any of the events referred to in this Subsection 4.1, Terra and Methanex shall cooperate to attempt to arrange for Services to be furnished to Methanex in an alternate manner or by a third party acceptable to Methanex, to minimize or reduce the effect of such Temporary Service Suspension on Methanex’s operations.

4.2 Emergency Repairs: Terra shall provide notice to Methanex, as soon as reasonable possible (and in any event within two days) in the event of any emergency repair or unplanned but required maintenance to the Beaumont Facility, the Facility Pipelines or the DuPont Wharf. Terra shall use all reasonable efforts to complete any such emergency repairs in a timely manner and to resume the provision of the Services (and each Service) as soon as possible.

4.3 Maintenance Schedule: Terra shall deliver a copy of its latest annual maintenance schedule on July 1st in each Year to Methanex, which annual maintenance schedule shall set forth the dates and times when scheduled maintenance by Terra is expected to occur on the Beaumont Facility and any and all relevant details in respect of such scheduled maintenance. Terra shall deliver to Methanex, on January 1, 2004, a copy of its 2003 annual maintenance schedule, as up-dated. Terra shall up-date its annual maintenance schedule on a quarterly basis and shall deliver such up-dated maintenance schedule to Methanex within 20 days after the end of each calendar quarter.

4.4 Suspension or Termination of Operations at Beaumont Facility: For greater certainty, in the event the Beaumont Facility is not Operational, Terra shall continue to provide the Services to Methanex in accordance with Schedule B.

5.	FORCE MAJEURE AND TEMPORARY SUSPENSION OF SERVICES

5.1 Occurrence of Event of Force Majeure: Upon an Event of Force Majeure and during the continuance of an Event of Force Majeure, the obligation of Terra to provide one or more Services and the corresponding obligation of Methanex to accept one or more Services, as the case may be, shall be temporarily suspended; provided that (i) such suspension shall relate solely to that portion of the Service or Services that the Party seeking to rely on such Event of Force Majeure is unable to perform or accept, as the case may be and (ii) such suspension shall be in effect only for such period during which such Event of Force Majeure shall be continuing. If such Event of Force Majeure results in a partial rather than a total inability on the part of Terra to perform the Services, Methanex shall in its sole discretion be entitled to receive any available portion of the Services.

5.2 Notice to Other Party: Where a Party is prevented from performing its obligations under this Agreement as a result of an Event of Force Majeure, it shall promptly notify the other Party by telephone (to be confirmed in writing within three days of the Event of Force Majeure) of the occurrence of an Event of Force Majeure and describe, in reasonable detail, the Services that are delayed or prevented and an estimate of the anticipated duration of the Event of Force Majeure. The Party claiming an Event of Force Majeure shall use commercially reasonable efforts to mitigate the impact or consequence of the event on the other Party and to recommence the provision of Services to whatever extent possible without delay.

5.3 Methanex’s Payment Obligations: Upon an Event of Force Majeure continuing for more than 30 consecutive days, effective as of the 31st day of such Event of Force Majeure and continuing until the Event of Force Majeure is finally resolved, Methanex shall have no obligation to pay the Service Fees or any other amounts set forth under Section 7 of this Agreement.

6.	PURCHASE OF CONTRACTS

6.1 Purchase/Sale of Pipeline Customers: The Parties acknowledge and agree that supply and delivery of Methanol to the Pipeline Customers can only occur using the equipment, methanol storage tanks, personnel and other facilities of the Beaumont Facility including, without limitation, the Facility Pipelines connecting the Beaumont Facility to the Pipeline Customers’ facilities. As a result, upon the termination of this Agreement in accordance with Subsections 3.3 and 3.4, Terra shall, effective as of the date of termination (the “Termination Date”) purchase from Methanex and Methanex shall sell, transfer and assign to Terra, all of Methanex’s right, title and interest in and to the Pipeline Customer Contracts and the volume of Methanol inventory located in the Beaumont Storage Tanks as of the Termination Date (“Inventory”).

6.2 Purchase Price for Contracts: The purchase price (“Contract Price”) for the Pipeline Customer Contracts shall be calculated as follows:

Contract Price = [***]

Where:

[***]

[***]

[***]

[***]

6.3 Purchase Price for Inventory: The Inventory shall be determined by measuring the actual quantity of Methanol inventory contained in the Beaumont Storage Tanks as of midnight (Central

Standard Time) on the day before the Termination Date (“Actual Closing Inventory”), as measured by an independent surveyor selected by the Parties, acting reasonably. The findings of the surveyor shall be final and binding upon the Parties for all purposes. The Parties shall jointly instruct an independent surveyor to measure the quantity of Methanol located in the Beaumont Storage Tanks as of midnight the day before the Termination Date. The independent surveyor shall be instructed to provide the quantity information of the Actual Closing Inventory to Methanex and Terra. The purchase price for the Inventory (“Inventory Price”) shall be [***].

6.4 Payment Terms: Promptly after the Termination Date, Methanex shall calculate the:

(a)	Contract Price; and

(b)	Inventory Price,

and Methanex shall prepare and deliver to Terra: (i) an invoice setting forth the Inventory Price; and (ii) a notice setting forth the amount of the Contract Price payable by Methanex to Terra, or by Terra to Methanex, as the case may be. Terra shall pay the full amount of the Inventory Price within seven Business Days after receipt by Terra of an invoice from Methanex in respect of such Inventory Price. Either Terra or Methanex, as the case may be, shall pay to the other Party the full amount of the Contract Price within seven Business Days after receipt by Terra of the notice referred to above.

6.5 Consents: Where the consent of a third party is required to permit the transfer or assignment to Terra of Methanex’s interests in a Pipeline Customer Contract, the assignment of such Pipeline Customer Contract and the rights in respect of which the required consent has not been received on or before the Termination Date will not be effective until such consent has been received and such Pipeline Customer Contract or right shall be held by Methanex following the Termination Date, in trust for the benefit and exclusive use of Terra. Methanex shall continue to use all reasonable efforts to obtain the required consents after the Termination Date.

6.6 Right of First Refusal: If Terra acquires the Pipeline Customer Contracts (legally or beneficially), in accordance with Subsection 6.1, and Terra decides to purchase methanol from a third party methanol supplier in order to meet its supply obligations under the Pipeline Customer Contracts or decides to assign the Pipeline Customer Contracts to a third party (“Supply Right”), then neither Terra nor its Affiliates shall offer the Supply Right to a third party methanol supplier, unless Terra first offers the Supply Right to Methanex by notice in writing (the “Offer”) delivered to Methanex. The Offer shall include all material terms and conditions of the Supply Right including, without limitation, the price for methanol supplied, and that the Offer is open for acceptance by Methanex for a period of 14 days (the “Offer Period”) after delivery of the Offer by Terra to Methanex. At the expiration of the Offer Period, Methanex shall advise Terra whether or not the Offer has been accepted.

If Methanex accepts the Offer, then Terra and Methanex shall enter into a supply agreement on the terms and conditions substantially as set out in the Offer. If Methanex rejects the Offer or fails to respond to Terra within the Offer Period, then Terra shall have the right to offer the Supply Right to another third party methanol supplier, provided that Terra shall not offer the Supply Right to another third party methanol supplier on terms more favourable than those specified in the Offer including, without limitation, at a price that is less than the price specified in the Offer. If Terra intends to offer the Supply Right to another third party methanol supplier on terms more favourable than those specified in the Offer, then Terra shall first offer such amended terms to Methanex by notice in writing (“Amended Offer”) delivered to Methanex. In the event of an Amended Offer the right of first refusal procedure set forth in this Subsection 6.6 shall apply to any Amended Offer and any reference to the term “Offer” shall mean “Amended Offer”.

7.	PAYMENT FOR SERVICES AND AUDIT RIGHTS

7.1 Terra Expenses : Methanex shall reimburse Terra, at Terra’s cost, for the following expenses incurred by Terra in its performance of the Services under this Agreement:

(a)	the proportional amount of the Wharf Service Charges (defined in the DuPont Agreement) to load and off-load Methanol, the allocation of such charges to Terra for the period 2001-2003 is set forth in Schedule D;

(b)	fuel gas for flaring when loading or off-loading Methanol to and/or from vessels or barges as may be necessary; and

(c)	all reasonable surveyor and laboratory charges to inspect the quality and quantity of Methanol stored in the Beaumont Storage Tanks.

Terra shall deliver to Methanex, as soon as possible, in each Year a DuPont Wharf Allocation of Wharf Service Charges in the form of Schedule D attached.

7.2 Service Fees : In the event of an Extended Suspension (as defined in the Asset Purchase Agreement) and for so long as the Extended Suspension is continuing, Terra shall dedicate four full-time personnel to carry out the Services for Methanex and Methanex shall pay to Terra an amount of [***] per month for such Services provided by BMC to Methanex under this Agreement (“Service Fees”). During any Extended Suspension, in addition to the Service Fees, Methanex shall also pay up to a maximum of [***] per Year, prorated for any portion of a Year, for contractors fees, materials and equipment relating to the maintenance of those Facility Pipelines that are owned by Terra.

7.3 Taxes : To the extent not otherwise paid by Methanex pursuant to this Agreement, Methanex shall pay to Terra an amount equal to the aggregate amount of all sales and use taxes imposed by any Governmental Authority on each of the Services provided by Terra to Methanex under this Agreement, which taxes shall be included and identified on Terra’s monthly invoice to Methanex in accordance with Subsection 7.4 below. Notwithstanding the foregoing, Terra agrees to use reasonable efforts to provide exemption certificates where available and to calculate any applicable sales and use taxes and to make payment thereof directly to the appropriate taxing authority.

7.4 Payment Terms : On or before the seventh Business Day of each month during the Initial Term or any Renewal Term of this Agreement Terra shall deliver to Methanex an invoice setting forth, in detail sufficient so as to permit the calculation of the amounts payable by Methanex under Subsection 7.1 including taxes, with respect to the immediately preceding month or, in the case of any termination of a Service, with respect to such Service. Payments hereunder shall be made by electronic (EDI or equivalent) transfer. Methanex shall pay the amount of such invoices to BMC on or before the 25th day of each month. Any payments due on a day other than a Business Day shall be made on the next succeeding Business Day.

7.5 Adjustments for Errors : If at any time during the Term of this Agreement an error is made in the calculation of any amount payable by Methanex under this Agreement, the invoice for the month immediately succeeding the month in which such error was finally determined shall be increased or decreased, as the case may be, by an amount equal to the sum of such overpayment or underpayment, as the case may be, by Methanex.

7.6 Late Payments : If all or any part of the sums shown due on any invoices provided for herein are not paid when due, or if all or any part of the sums shown due are disputed by Methanex and such dispute is resolved in favour of Terra, then interest on any unpaid amount shall be paid by Methanex. If all or any part of the sums shown due on any invoices provided for herein are paid but disputed by Methanex and such dispute is resolved in favour of Methanex, then interest shall be paid by Terra on the disputed amount so paid. Such interest shall be paid at a rate of two percent (2%) above the LIBOR rate in force from time to time calculated from the due date of payment up to and including the actual date of payment and interest.

7.7	Audit Rights

(a)	During the Term, each of the Parties shall keep and maintain proper, detailed, accurate and complete records and supporting documentation, regardless of the medium by which they are created or stored, in respect of all matters referred to in this Section 7 (collectively, the “Records”). Each Party shall keep and retain all Records for a period of 24 months after the end of any Year to which the Records relate (“Record Retention Period”).

(b)	The Parties acknowledge and agree that the Records of each Party contain sensitive and confidential information, the disclosure of which would cause irreparable injury to a Party. At any time prior to the expiry of the Record Retention Period, either Party may, in order to verify and validate the calculation of any formula or the amount of any payment under this Agreement, audit the Records of the other Party provided that; such audit may only be conducted by an independent accounting firm (“Independent Auditor”) selected by the Party requesting the audit and subject to a confidentiality agreement, in a form satisfactory to the Party seeking the audit. The information conveyed by a Parties’ Independent Auditor to such Party requesting the audit shall only relate to the accuracy or correctness of formula calculations or payment amounts and the Independent Auditor shall not provide a copy of the Records or any other information to such Party.

(c)	Audits of either Party’s Records shall be carried out by an Independent Auditor at any time prior to the expiry of the Record Retention Period, during normal business hours but upon prior written request to the other Party. The Independent Auditor may enter the business premises of the other Party where the Records are located, and inspect, audit and copy any or all of the Records. Each Party shall co-operate with the other Party and its Independent Auditor in carrying out the inspection, audit and copying of such Records including, without limitation, by providing the Independent Auditor with access to, and assistance with, all computer systems and other electronic means by which any such Records may be kept. The inspection of any or all of the Records by a Party, from time to time, shall be done at such Party’s own cost and expense, including, without limitation, such Party’s costs of its Independent Auditor.

(d)	If the Independent Auditor identifies an error in the calculation of any amount payable by Methanex, the applicable invoice in which the error was determined by the Independent Auditor shall be increased or decreased, as the case may be, by an amount equal to such overpayment or such underpayment, as the case may be, by Methanex.

8.	REPRESENTATIONS AND WARRANTIES

8.1 Representations and Warranties of Terra : Terra Industries and BMC Holdings hereby jointly and severally represent and warrant to Methanex and acknowledge that Methanex is relying on the representations and warranties of Terra Industries and BMC Holdings in entering into this Agreement, that:

(a)	Corporate Status. Terra Industries is duly incorporated, organized, validly exists and is in good standing under the Laws of Maryland, and is duly qualified to conduct its business in the State of Texas. BMC Holdings is duly incorporated, organized, validly exists and is in good standing under the Laws of Delaware, and is duly qualified to conduct its business in the State of Texas.

(b)	Authority to Enter into Agreement. Terra Industries and BMC Holdings each has good and sufficient capacity, power, authority and right to enter into this Agreement and to observe and perform each of their respective obligations contained in this Agreement. The execution, delivery and performance of this Agreement has been duly and effectively authorized by all necessary corporate action of Terra Industries and BMC Holdings and this Agreement has been duly executed and delivered by and constitutes a legal, valid and binding obligation, enforceable in accordance with its terms.

(c)	No Conflicts. Neither of the execution and delivery of this Agreement, nor the due observance and performance by Terra Industries and BMC Holdings of their respective obligations contained in this Agreement shall materially conflict with or result in a breach of or a default under any provision, term or condition of:

(i)	the incorporating documents of Terra Industries and BMC Holdings or any resolution of their respective directors or shareholders;

(ii)	to the knowledge of Terra Industries and BMC Holdings any order, declaration, injunction, decree, writ, judgment or award of any Governmental Authority, court or arbitrator; or

(iii)	any contract to which Terra Industries and BMC Holdings is a party or by which it is bound.

(d)	No Governmental Consents Required. No consent, approval, authorization, license, order or permit of any Governmental Authority is required for Terra to duly observe and substantially perform the provisions, terms and conditions of this Agreement.

(e)	State of Assets. Except as disclosed in Schedule F, all Facility Assets comprising the Beaumont Facility, the DuPont Wharf and the Facility Pipelines are, based upon industry standards, in good operating condition, in a state of good maintenance and repair, have been properly maintained, contain no defects known to Terra and are adequate for the purposes for which they are currently being used.

(f)

Provision of Services to other Entities. Except as otherwise permitted by this Agreement, Terra has not entered into any agreements or undertakings (whether or not in writing) that relate to the Services to be provided by Terra to Methanex pursuant to this Agreement with a third party or with one of its Affiliates, nor has it adopted any policies or procedures within the Beaumont Facility, that would entitle such third party or Affiliate or any manufacturing process at the Beaumont Facility to receive such Services in a manner that, solely as a result of the rights afforded to such third party, Affiliate or manufacturing process, would impair the rights or increase the obligations of Methanex with respect to such Services, including, without limitation, any arrangements with respect to the loading or off-loading of Methanol or materials at the Beaumont Facility and the DuPont Wharf.

9.	COVENANTS

9.1 Covenants of Terra : For so long as this Agreement remains in effect, Terra shall:

(a)	Compliance with Law. Comply and perform its obligations and the Services under this Agreement in accordance with, and shall ensure that its contractors comply and perform their obligations in accordance with, all applicable Laws, including, without limitation, all applicable Environmental Laws and Environmental Permits.

(b)	Inspection, Access and Testing. At scheduled times and intervals to be agreed upon by the Parties arrange for Methanex, its agents or representatives to access to the Beaumont Facility, the DuPont Wharf and Facility Pipelines in order to (x) consult with those Terra employees designated by Terra regarding Services to be provided hereunder and (y) require that meter calibration and/or providings, tank strappings or other tests be conducted to verify the accuracy of equipment used to determine the quality, quantity or level of Services provided by or on behalf of Terra to Methanex; provided that (A) Methanex shall not be entitled to require meter calibration and/or providings, tank strappings or other tests permitted by clause (y) above any more frequently than every 30 days and (B) Methanex shall cause its employees, agents and representatives to comply with all of Terra’s rules and regulations pertaining to security, safety and property protection and follow the route or routes designated by Terra.

(c)	Authorizations and Permits. (i) Maintain in full force and effect all authorizations, waivers, consents, licenses, permits (including all Environmental Permits), orders and approvals and make or cause to be made all registrations, filings, permit transfers (including any Environmental Permit transfers) and notices with or to all third parties and Governmental Authorities necessary or appropriate for Terra to provide Services and (ii) with respect to any such authorizations, waivers, consents, permits, orders and approvals that shall materially affect the manner in which Methanex operates the Beaumont Facility. Without limiting the generality of the foregoing, Terra shall cause any and all required authorizations, waivers, consents, licenses, permits (including Environmental Permits) orders and approvals (and filing all applications in connection therewith) be obtained in order to (i) provide vessel or barge off-loading at the DuPont Wharf at a rate of 1,000 metric tonnes per hour; and (ii) dredge the dock at the DuPont Wharf.

(d)

Alterations of Facilities. Not make any alteration to any of the Facility Assets if such alteration would (i) materially adversely affect Terra’s ability to provide Services to Methanex on the terms and conditions of this Agreement or (ii) materially increase the amounts that are payable by Methanex in connection with Services provided to Methanex under this Agreement; provided that clause (ii) shall not apply to any alteration (x) that is required by any Law, rule, regulation or Governmental Order, (y) that in Terra’s reasonable opinion, is required to preserve safety or environmental standards at the Beaumont Facility, the Facility Pipelines or the DuPont Wharf or (z) if the amounts that are payable by Methanex in connection with Services provided to Methanex under this Agreement would not be materially increased as a result of such alteration. Notwithstanding the foregoing, promptly upon the execution of this Agreement, Terra shall use best efforts to cause DuPont to carry out any and all required dock dredging at the DuPont Wharf as may be necessary or reasonably requested by Methanex, in order for Terra to provide the Wharf Service, such dredging costs shall be at Methanex’s expense.

(e)	Increase in Levels of Services. Discuss and reasonably consider requests by Methanex to provide additional services to Methanex.

(f)	Amendment/Termination of Material Contracts. Not cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any material term of any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any material term of any Material Contract, agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract that would materially impair or interfere with the ability of Terra to provide any Service hereunder or that would materially increase any of the amounts payable by Methanex hereunder; provided that the foregoing shall not apply to any act or action that may be undertaken unilaterally by the other party to such Material Contract or that occurs as a matter of Law, rule, regulation or Governmental Order.

(g)	Renewal of DuPont Agreement. Deliver to DuPont a written request for an extension of the Service Termination Date (as defined in the DuPont Agreement) in accordance with the provisions of Subsection 3.02(c) or Subsection 3.02(d) of the DuPont Agreement and use its best efforts to negotiate with DuPont an extension of the Services Termination Date or at a minimum the services provided by DuPont to Terra that comprise the Wharf Services. Terra shall keep Methanex apprised at all times of its progress in its negotiations with DuPont in respect of an extension of the Services Termination Date.

(h)	Provision of Service to Other Entities. Except as otherwise permitted by this Agreement, not enter into any agreements or undertakings that relate to the Services to be provided by Terra to Methanex pursuant to this Agreement with any third parties or any of Terra’s Affiliates, or adopt any policies or practices within the Beaumont Facility that would entitle such third parties or any of Terra’s Affiliates or any of the manufacturing processes at the Beaumont Facility to receive Services in a manner that, solely as a result of the rights afforded to such third party, Affiliate or manufacturing process, would impair the rights or increase the obligations of Methanex with respect to such Service.

(i)	Maintenance of Facilities. Undertake or cause DuPont to carry out, subject to the provisions of the DuPont Agreement, regularly scheduled maintenance of the DuPont Wharf and Beaumont Slip and any assets used in connection with the DuPont Wharf or Beaumont Slip, in accordance with industry standards and the historical practice.

(j)	Reporting. Furnish to Methanex:

(i)	promptly upon receipt thereof, copies of any statement or report to or notice from any Governmental Authority or third party that relates to any authorization, waiver, consent, permit (including any Environmental Permit), order or approval that relates to any Service (including without limitation the Wharf Services and the Facility Pipeline Services) to be provided by or on behalf of Terra and that shall materially affect the manner in which Terra operates the Beaumont Facility;

(ii)	promptly upon becoming aware, notice of any event or occurrence that results in any non-compliance by Terra with any applicable Law, rule, regulation, permit or, authorization including, without limitation, any Environmental Law or Environmental Permit insofar as such non-compliance shall adversely affect any Service to be provided by or on behalf of Terra to Methanex or the performance of any of Terra’s other obligations under this Agreement;

(iii)	within a reasonable period after becoming aware, notice of any event or contingency that may significantly increase Methanex’s costs under this Agreement and any proposals that Terra may have to avoid or reduce such cost increase; and

(iv)	promptly, and in any event not later than three days prior thereto, notice of the date and time of all meter calibrations and/or providings or tank strappings and other tests conducted to verify the accuracy of the equipment used to determine the quality, quantity or level of Services.

10.	INSURANCE

At all times during the Term, Terra shall take out and maintain with financially sound and reputable insurers, at its own cost, the insurance coverage listed below:

Coverage	Amount
General Public Liability covering bodily injury and property damage	$25 million per occurrence
Employer’s Liability	$25 million per occurrence
Marine liability insurance covering property damage and bodily injury arising out of ownership, use or operation of the DuPont Wharf or the Beaumont Facility	$25 million per occurrence
All risk on methanol product in tanks and/or pipelines for the full replacement cost of the Methanol	$10 million per occurrence
Workers’ Compensation	Required Statutory Minimum
Sudden and Accidental Pollution	$25 million per occurrence
Environmental Pollution	$25 million per occurrence

Upon request, Terra shall furnish Methanex with certification of such insurance providing for at least 30 days’ prior written notice of cancellation or material modification. To the extent necessary under the indemnity provisions of this Agreement, Terra shall name Methanex and the other Methanex Indemnified Persons as an additional insured under all of such policies. Each insurance policy shall provide a waiver of subrogation in favour of Methanex.

11.	LIMITATION ON LIABILITY/INDEMNITY

11.1 Limitation of Liability : NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, EXCEPT AS PROVIDED IN SUBSECTION 13.3(f) BELOW, NO PARTY, NOR ANY RESPECTIVE REPRESENTATIVE, SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES FROM ANY CAUSE WHATSOEVER, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR ANY OTHER LEGAL THEORY UNLESS (I) SUCH DAMAGES RESULT FROM THE GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF SUCH PARTY OR

ANY OF ITS REPRESENTATIVES; OR (II) SUCH DAMAGES ARE PAYABLE BY AN INDEMNIFIED PARTY PURSUANT TO A THIRD PARTY CLAIM MADE BY A NON-AFFILIATE OF THE INDEMNIFIED PARTY AND FOR WHICH INDEMNIFICATION IS OTHERWISE AVAILABLE HEREUNDER.

11.2 Indemnification of Terra : Methanex agrees to indemnify, defend and hold harmless Terra and its directors, officers, employees, contractors, agents and representatives (the “Terra Indemnified Persons”), from and against any and all Claims and Proceedings to the extent arising out of the negligence or intentional misconduct of Methanex or any other Methanex Indemnified Person.

11.3 Indemnification of Methanex : Terra agrees to indemnify, defend and hold harmless Methanex and its respective, directors, officers, employees, contractors, agents and representatives (the “Methanex Indemnified Persons”), from and against any and all Claims and Proceedings to the extent arising out of:

(a)	any breach of any representation, warranty or covenant under this Agreement;

(b)	the failure of Terra to perform any obligation required to be performed by Terra under this Agreement;

(c)	the negligence or intentional misconduct of Terra or any other Terra Indemnified Person;

(d)	any past, present or future violation of Environmental Laws by Terra or DuPont with respect to the Beaumont Facility, the DuPont Wharf or the Facility Pipelines;

(e)	the presence of any Hazardous Substance in, on or under the Beaumont Facility, the DuPont Wharf or the Facility Pipelines or in, on or under adjacent lands or waterbodies where such Hazardous Substance have migrated from or been Released from the Beaumont Facility, the DuPont Wharf or the Facility Pipelines;

(f)	any use, handling, production, generation, manufacture, transportation, storage, handling, disposal, spill or Release of any Hazardous Substances by Terra or DuPont at, on, under, about or from the Beaumont Facility, the DuPont Wharf or the Facility Pipelines; or

(g)	any spill or Release of methanol or any other substance from any Facility Asset (including, without limitation, Facility Assets located at the Beaumont Facility, the DuPont Wharf and the Facility Pipelines), including, without limitation: (a) all Environmental Costs and Liabilities arising out of such spill or Release of materials; (b) any damage to the Beaumont Facility, the DuPont Wharf, the Facility Pipelines and Facility Assets or to other property; and (c) the cost of the methanol owned by Methanex that has been spilled or Released.

Notwithstanding any of the foregoing, Terra shall not be responsible for and shall not be required to indemnify any Methanex Indemnified Persons from and against Claims and Proceedings (or portion thereof) that arise out of or in connection with any spill or Release of methanol or other substance from the acts and omissions of any Methanex Indemnified Persons.

11.4 Indemnification Procedures : Within a reasonable period of time after a Terra Indemnified Person or a Methanex Indemnified Person (whether one or more, an “Indemnified Party”) establishes a basis for or receives actual notice of any Claim covered by Subsection 11.2 or Subsection 11.3, as the case may be, the Indemnified Person shall notify the Party from whom indemnification is sought (the “Indemnifying Party”) in writing of such Claim, provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to the Indemnified Person pursuant to Subsection 11.2 or Subsection 11.3, as the case may be, except to the extent of material detriment suffered by the Indemnifying Party as a result of such failure. In the event that a Claim arises out of or results from matters with respect to third parties (a “Third Party Claim”), the Indemnifying Party shall undertake the defence thereof by attorneys chosen by it, which are reasonably acceptable to the Indemnified Person. So long as the Indemnifying Party is defending any Third Party Claim actively and in good faith, the Indemnified Person shall not settle such Third Party Claim without the consent of the Indemnifying Party.

11.5 Defence of Third Party Claim : If the Indemnifying Party, within a reasonable time after notice of any Third Party Claim, fails to defend such Third Party Claim actively and in good faith, the Indemnified Party shall (upon further notice) have the right to undertake the defence, compromise or settlement of such Third Party Claim or consent to the entry of a judgment with respect to such Third Party Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party’s defence, compromise, settlement or consent to judgment. Irrespective of which Party has the right to defend, compromise or settle any Third Party Claim pursuant to this Subsection 11.5, each of the Indemnifying Party and the Indemnified Party shall be entitled to consult with each other, to the extent it reasonably requests, in respect of the defence of such Third Party Claim and shall cooperate in the defence of any such Third Party Claim, including making its partners (if applicable), officers, directors, employees and books and records available for use in such Third Party Claim, and shall take those actions reasonably within its power which are reasonably necessary to preserve any legal defences to such matters, without the necessity of formal subpoena or court action.

11.6 Payment : The Indemnifying Party shall promptly pay each Indemnified Party any amount properly due under this Section 11 upon demand therefor and reimburse each Indemnified Party for all reasonable expenses (including reasonable attorneys’ fees and costs of court) for which the Indemnified Party is entitled to be indemnified hereunder as they are incurred by such Indemnified Party. Upon judgment, determination, settlement or compromise of any Third Party Claim, the Indemnifying Party shall, upon demand therefor, promptly pay on behalf of the Indemnified Party, and/or shall promptly reimburse the Indemnified Party for its payment of, the amount so determined by such judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless, in the case of a judgment or determination, an appeal is made therefrom; provided, however, that if the Indemnifying Party desires to appeal from an adverse judgment or determination, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment or determination pending appeal. Upon the payment in full by the Indemnifying Party of all of such amounts, the Indemnifying Party shall succeed to the rights of the Indemnified Party, to the extent such rights are not waived in settlement, against the third party who made such Third Party Claim.

12.	CONFIDENTIALITY

12.1 Information : Each Party (“Disclosing Party”) has disclosed, and may from time to time hereafter disclose, certain Confidential Information to another Party (“Recipient”). The Recipient shall treat the Confidential Information as confidential and shall not use any Confidential Information for any purpose other than in connection with the transactions contemplated by this Agreement. The Recipient shall not disclose any Confidential Information to any Person without the prior written consent of the Disclosing Party. The Recipient further agrees to limit dissemination of and access to the Confidential Information to its employees and representatives who have a need to know such Confidential Information for the purposes contemplated by this Agreement provided that such employees and representatives are informed of and agree to comply with the terms of this Subsection 12.1.

12.2 Exception: Subsection 12.1 shall not apply to the disclosure of Confidential Information by the Recipient which:

(a)	at the time of its disclosure or thereafter becomes generally available to the public other than as a result of a breach of this Agreement;

(b)	is already known to the Recipient through proper means prior to disclosure as evidenced by written or other tangible records and practices;

(c)	is independently and lawfully developed by the Recipient completely without reference to the Confidential Information as evidenced by written or other tangible records and practices; or

(d)	is disclosed without restriction by a third party who is in lawful possession of the information and who has the right to make disclosure.

12.3 Disclosure Required by Law: The Recipient shall not be in breach of its obligation to disclose Confidential Information of the Disclosing Party if that disclosure is required by Law, a court order or similar Proceedings, or is formally requested by a Governmental Authority, provided that the Recipient gives the Disclosing Party as much notice as is reasonably possible in the circumstances prior to disclosing any Confidential Information and the Recipient cooperates with the Disclosing Party in any application, Proceedings or other action the Disclosing Party may undertake to obtain a protective order or other means of protecting the confidentiality of the Confidential Information required to be disclosed.

12.4 Return of Information: Upon the termination of this Agreement, the Recipient shall return all Confidential Information, including any copies of that information, to the Disclosing Party.

12.5 Restriction on Disclosure of this Agreement: Except as may be required by applicable Law or a stock exchange upon which a Party is listed, each Party agrees not to disclose any terms or conditions of this Agreement to any Person who is not a representative of such Party, absent consent by the other Party, which shall not be unreasonably withheld.

12.6 Public Announcements: Except as may be required by Law or a stock exchange upon which a Party is listed, no Party shall, without prior written approval of the other Party, issue, or permit any representative of such Party to issue, any press release or otherwise make, or permit any representatives of such Party to make, any public statement or announcement with respect to this Agreement. The Parties hereto shall consult with each other prior to issuing any such press release or public statement, announcement or the filing of any document that is public record that in any way references this Agreement or the transactions contemplated by this Agreement.

12.7 Remedies: The Parties agree that the covenants and obligations contained in this Section 12 relate to special, unique and extraordinary matters and that a violation of any of the terms hereof would cause irreparable injury in an amount which would be impossible to estimate or determine and for which any remedy at law would be inadequate. As such, the Parties agree that if either Party fails or refuses to fulfill any of its obligations under this Section 12, then the other Party shall have the right to seek the remedy of specific performance, which remedy shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies otherwise available under any other contract or at law or in equity and to which such Party might be entitled. Each Party agrees to waive, and to use commercially reasonable efforts to cause each of its representatives to waive, any requirement for the securing or posting of any bond in connection with the exercise of such remedy. Each Party agrees not to oppose any request, motion or petition made or filed by the other Party for such remedy.

13.	DISPUTE RESOLUTION

13.1 Amicable Settlement: All disputes arising out of or in connection with this Agreement or its performance, including without limitation the validity, scope, meaning, construction, interpretation or application of this Agreement or any provision hereof shall be settled, to the extent reasonably practicable, by amicable negotiation, discussion and agreement between the Parties’ respective Chief Executive Officers, or their designates.

13.2 Inadmissibility: The Parties agree that any discussions pursuant to Subsection 13.1 are settlement negotiations and, to the extent allowed by Law, the subject matter of such discussions is not admissible in any future Proceedings. The Parties shall not subpoena or otherwise require any mediator to testify or produce any records, notes or documents in any future Proceedings.

13.3 Arbitration: Any dispute arising out of or in connection with this Agreement that the Parties have not resolved in accordance with Subsection 13.1 shall be, at the election of Terra or Methanex, submitted to arbitration in accordance with the following terms and procedures:

(a)	The Party seeking arbitration shall notify the American Arbitration Association (the “AAA”) and the other Party in writing describing in reasonable detail the nature of the dispute (the “Dispute Notice”). The resolution of such dispute shall be determined by a panel of three arbitrators (the “Arbitration Panel”); one to be appointed by Methanex, one to be appointed by Terra and a neutral arbitrator to be appointed by the arbitrators appointed by Methanex and Terra. The neutral arbitrator shall be an attorney and shall act as chairman. If either Party fails to appoint an arbitrator within 15 Business Days after the dispute is submitted to arbitration, or the two arbitrators appointed by or on behalf of each Party fail to appoint a neutral arbitrator within 15 Business Days after the date of the appointment of the last arbitrator appointed by or on behalf of each Party, then, the third arbitrator shall be appointed under the provisions of the Commercial Arbitration Rules of the AAA. Each Party appointed arbitrator shall have knowledge of or experience in the chemical industry. In the event that any arbitrator is unable to serve, his or her replacement shall be selected in the same manner as the arbitrator to be replaced. The vote of two of the three arbitrators shall be required for any decision under this Subsection 13.3. The arbitration shall be conducted in New York City or such other location that the Parties may mutually agree in writing;

(b)	The arbitration shall be subject to the Federal Arbitration Act as supplemented by the conditions set forth in this Subsection 13.3. The arbitration shall be administered by the AAA and shall be governed by the AAA Commercial Arbitration Rules, other than as specifically modified herein;

(c)	The decision of, and award rendered by, the Arbitration Panel shall be in writing and shall be final and binding on each Party. The award of the Arbitration Panel shall be reasoned and shall include written findings of fact and conclusions of Law. The fees and expenses of the Party appointed arbitrators shall be paid by the Party appointing such arbitrator and the fees and expenses of the neutral arbitrator shall be shared equally by Methanex and Terra, provided, however, the Arbitration Panel may assess such fees and expenses in the manner it deems appropriate in connection with its decision;

(d)

During the arbitration of the dispute, each Party shall make available to the Arbitration Panel and to the other Party all books, records and other information within its control as reasonably requested by the other Party or requested by the Arbitration Panel subject to the confidentiality provisions contained herein, and provided that no such access shall waive or preclude any objection to such production based on any privilege recognized by Law. Recognizing the express desire of each Party for an expeditious means of dispute resolution, the Arbitration Panel may limit the scope of discovery between each Party as may be reasonable under the circumstances;

(e)	In deciding the substance of each Party’s claims, the Laws of the State of New York shall govern the construction, interpretation and effect of this Agreement (including this Subsection 13.3) without giving effect to any conflict of law principles;

(f)	The arbitration hearing shall be commenced promptly and conducted expeditiously, with each Party involved in the dispute being allocated an equal amount of time for the presentation of its case. Unless otherwise agreed to by each Party or ordered by the Arbitration Panel, the arbitration hearing shall be conducted on consecutive days. Time is of the essence in the arbitration Proceedings, and the Arbitration Panel shall have the right and authority to issue monetary sanctions against any Party if, upon a showing of good cause, that Party is unreasonably delaying the Proceedings. To the fullest extent permitted by Law, the arbitration Proceedings and award shall be maintained in confidence by the Arbitration Panel and each Party; and

(g)	The Arbitration Panel shall decide all disputes and all substantive and procedural issues related thereto, and shall enforce this Agreement in accordance with its terms. Without limiting the generality of the previous sentence, the Arbitration Panel shall have the authority to issue injunctive relief; however, the Arbitration Panel shall not have any power or authority to: (i) award consequential, indirect or incidental damages (other than in Subsection 13.3(f) above), or punitive damages; or (ii) amend this Agreement. The Arbitration Panel shall render the arbitration award in writing following the completion of the arbitration hearing, setting forth the reasons for the award. In the event that the Arbitration Panel awards monetary damages in favour of either Party, the Arbitration Panel must certify in the award that no consequential, indirect or incidental damages (except as specifically set forth under the terms of this Agreement), punitive damages are included in such award. If the Arbitration Panel’s decision results in a monetary award, interest to be granted such award, if any, and the rate of such interest shall be determined by the Arbitration Panel in their discretion. The arbitration award shall be final and binding on each Party, and judgment thereon may be entered in any court of competent jurisdiction, and may not be appealed except to the extent permitted by the Federal Arbitration Act.

13.4 Interim Relief: Each Party may, by summary proceedings (e.g., a plea in abatement or motion to stay further proceedings), bring any action in any court of competent jurisdiction to (i) compel arbitration of any dispute; (ii) obtain interim measures of protection pending arbitration of any dispute, to preserve the status quo pending resolution of the dispute, to prevent the destruction of documents and other information or things related to the dispute or to prevent the transfer, dissipation or hiding of assets; or (iii) enforce any decision of the Arbitration Panel, including the final award. The bringing of any such action shall not be deemed incompatible with the provisions of this Section 13 or a waiver of a Party’s right to arbitrate. Either Party who fails or refuses to submit to binding arbitration following a lawful demand by the other Party shall bear all costs and expenses incurred by such other Party in compelling arbitration of such dispute.

13.5 Continuing Obligations: Each of the Parties shall continue to perform its obligations under this Agreement at all times during which any disputes are the subject of the dispute resolution procedures of this Section 13.

14.	MISCELLANEOUS

14.1 Relationship of Parties: Neither this Agreement, nor the performance of the Parties under this Agreement, creates between Methanex and Terra, the relationship of principal and agent, partners, joint ventures or any legal relationship, other than that of supplier of methanol.

14.2 Notices: Any and all notices, requests or other communications hereunder shall be given in writing and delivered by courier, personal delivery or facsimile, to the Parties at the following addresses or numbers:

(i)	if to Terra, to:

BMC Holdings Inc.

600 Fourth Street

Sioux City, Iowa

USA

Attn: General Counsel

Facsimile No.: (712) 233-5586

(ii)	if to Methanex:

Methanex Methanol Company

15301 Dallas Parkway, Suite 1150

Addison, Texas

USA

Attn: Director, North American Marketing and Logistics

Facsimile No.: (972) 702-0910

(iii)	with a copy to:

Methanex Corporation

1800 Waterfront Centre

200 Burrard Street

Vancouver, British Columbia

Attn: General Counsel

Facsimile No.: 604-661-2602

or at such other address or number as shall be designated by a Party in a notice to the other Parties given in accordance with this Subsection 14.2. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given, in the case of a notice delivered by courier or by hand, when personally delivered and in the case of a notice sent by facsimile, upon transmittal and acknowledgement of receipt by the recipients fax machine, subject to telephone confirmation of receipt.

14.3 Counterparts: This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original instrument, but all of which when delivered, by facsimile or otherwise, shall constitute but one and the same Agreement.

14.4 Benefit and Burden: This Agreement shall enure to the benefit of, and shall be binding upon, the Parties and their respective successors and permitted assigns.

14.5 Amendments and Waiver: No amendment, modification, restatement or supplement of this Agreement shall be valid unless the same is in writing and signed by the Parties. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the Party against whom that waiver is sought to be enforced. No failure or delay on the part of either Party in exercising any right, power or privilege hereunder, and no course of dealing among the Parties, shall operate as a waiver of any right, power or privilege hereunder. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No notice to or demand on either Party in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of either Party to any other or further action in any circumstances without notice or demand.

14.6 Assignment: Neither this Agreement nor any right, interest or obligation hereunder may be assigned by a Party without the prior written consent of the other Party hereto and any attempt to do so shall be null and void. A change of control of a Party or the sale by a Party of all or substantially all of the assets or undertaking, shall be deemed to be an assignment under this Subsection 14.6. For the purposes of this Agreement, “change of control” shall mean the change in ownership of at least 50% of the outstanding shares in the capital of a Party or the change in the ability to control or direct the management of such entity. In the event of an assignment of this Agreement, the assigning Party shall not be released from any of its liabilities or obligations hereunder. In the event of any permitted assignment of this Agreement by either Party, the designated assignee shall assume, in writing (in form and substance reasonably satisfactory to the other Party), the rights and obligations of the assigning Party under this Agreement.

14.7 Severability: Should any clause, sentence, paragraph, Subsection or Section of this Agreement be judicially declared to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, and the Parties agree that the part or parts of this Agreement so held to be invalid, unenforceable or void shall be deemed to have been stricken herefrom as if such stricken part or parts had never been included herein.

14.8 Applicable Law: This Agreement and the rights and obligations of the Parties hereunder shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to the conflict of law principles thereof.

14.9 Expenses: Except as otherwise expressly provided in this Agreement, each Party shall pay its own expenses incident to this Agreement, including all legal and accounting fees and disbursements.

14.10 Responsible Care®: With respect to the operation of the Beaumont Facility, Terra shall comply with the applicable principles and codes of practice of the Responsible Care® initiatives in existence as of the date of execution of this Agreement as established by the American Chemistry Council or such principles and codes of practice that are the same or substantially similar to such Responsible Care® initiatives. Methanex may conduct assessments of the Beaumont Facility in accordance with principles or codes of practice upon providing 90 days written notice to Terra of its intent to conduct an assessment. After having conducted an assessment of the Beaumont Facility if Methanex is of the opinion, acting reasonably, that the Beaumont Facility is not operating in accordance with the principles and codes of practice of Responsible Care® initiatives or such codes of practice that are the same or substantially similar to such Responsible Care® initiatives then, upon the request of Methanex, the Parties shall meet and Terra shall cooperate with Methanex in using reasonable efforts to implement corrective steps to bring the Beaumont Facility into compliance with such principles and codes of practice.

14.11 Entire Agreement: This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations between the Parties with respect to the matters contemplated hereby, and supersedes all prior agreements, arrangements and understandings between the Parties with respect to the matters contemplated hereby, whether written, oral or otherwise, including the Confidentiality Agreement. There are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between the Parties concerning the subject matter hereof except as set forth herein.

[Signature page to follow]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year written below.

TERRA INDUSTRIES INC.

By:	/s/ MICHAEL L. BENNETT

Authorized Signatory

Michael L. Bennett Printed Name

President & CEO Title

December 15, 2003 Date

BMC HOLDINGS INC.

By:	/s/ MARK A. KALAFUT

Authorized Signatory

Mark A. Kalafut Printed Name

Vice President Title

December 15, 2003 Date

METHANEX METHANOL COMPANY, by its Managing Partner, Methanex Gulf Coast, Inc.

By:	/s/ GERRY DUFFY

Authorized Signatory

Gerry Duffy Printed Name

Director Title

December 15, 2003 Date

By:	Randy Milner

Authorized Signatory

Randy Milner Printed Name

Director Title

December 15, 2003 Date

SCHEDULE A

DEFINITIONS

“AAA” has the meaning set forth in Subsection 13.3(a).

“Actual Closing Inventory” has the meaning set forth in Subsection 6.3.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term “control” (including, with correlative meaning, the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

“Agreement” has the meaning set forth on page 1.

“Aggregate Contract Volume” has the meaning set forth in Subsection 6.2.

“Amended Offer” has the meaning set forth in Subsection 6.6.

“Arbitration Panel” has the meaning set forth in Subsection 13.3(a).

“Asset Purchase Agreement” has the meaning set forth in Recital B.

“Barge Order” has the meaning set forth in Subsection 2(f) of Schedule B.

“Beaumont Facility” means the methanol manufacturing facility, located in Jefferson County, Texas, including, without limitation, all real property, buildings and fixtures and all other tangible property used in the operation of the Beaumont Facility or otherwise located or on the Beaumont Facility, including without limitation, the Beaumont Storage Tanks and the Beaumont Slip.

“Beaumont Premium” has the meaning set forth in Subsection 6.2.

“Beaumont Slip” means a barge docking facility located at the Beaumont Facility, for loading and unloading methanol, owned wholly by BMC Holdings and all related improvements and equipment, including, without limitation, pumps, hoses, pipelines, and any and all other equipment or assets used to load or unload methanol.

“Beaumont Storage Tanks” means the three methanol storage tanks located at the Beaumont Facility as follows: (i) two methanol storage tanks each with a storage capacity of 22,000 metric tonnes; and (ii) one methanol storage tank with a storage capacity of 4,000 metric tonnes.

“BMC Holdings” means BMC Holdings Inc.

“Business Day” means any day other than Saturday, Sunday or a legal holiday in the State of Texas.

“Claims” means any and all rights, claims, counterclaims, complaints, disputes, demands, causes of action, liabilities, obligations, damages, losses, legal fees, costs, expenses, and disbursements of any nature or kind, whatsoever and howsoever arising, whether known or unknown, whether in law or in equity or pursuant to statute, and whether in any court of law or equity or before any arbitrator or other body, board or tribunal.

“Confidential Information” means information that either Party hereto furnishes to the other Party or to an agent or representative of such other Party in connection with this Agreement on a confidential basis or which relates to its manufacturing processes, its sales and marketing activity or environmental or safety matters, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by such other Party or its agent or representative or that is or that becomes available to such other Party or its agent or representative from a source that is not, to the best of such other Party’s or such other Party’s agent’s or representative’s knowledge, acting in violation of a confidentiality agreement with the Party originally furnishing such information or that such other Party can demonstrate on the basis of written records was already known by it on a non-confidential basis prior to receipt from the Party furnishing such information.

“Contract Price” has the meaning set forth in Subsection 6.2.

“Disclosing Party” has the meaning set forth in Subsection 12.1.

“Dispute Notice” has the meaning set forth in Subsection 13.3(a).

“DuPont” means E.I. DuPont De Nemours and Company.

“DuPont Agreement” means the agreement between DuPont and Beaumont Methanol Corporation dated as of December 12, 1991, extracts of which are attached at Schedule E to this Agreement, and shall only include amendments to the DuPont Agreement that have been provided by Terra to Methanex prior to the Parties entering into this Agreement.

“DuPont Wharf” means the existing wharf facility located adjacent to the Beaumont Facility, and owned and operated by DuPont and all related improvements and equipment, including, without limitation, pumps, hoses, pipelines, and any and all other equipment or assets used to load or unload methanol.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, Proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Environmental Permit, including, without limitation, (a) any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law or Environmental Permit and (b) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief to the extent resulting from the presence of or exposure to Hazardous Substances or arising from alleged injury or threat of injury to the environment.

“Environmental Costs and Liabilities” means all costs, expenses, losses and liabilities of any nature (including, but not limited to, liabilities arising out of Environmental Claims) associated with contamination of the air, surface water, soil or ground water by Hazardous Substances or human exposure to Hazardous Substances or arising under any Environmental Law or Environmental Permit.

“Environmental Laws” includes any federal, state, municipal, county, district or local Laws, regulations, orders, bylaws, rules, codes, standards, guidelines, protocols, Environmental Permits and other lawful requirements of any Governmental Authority, principles of common law and equity and all judicial and administrative decisions, orders and decrees that relate in any way to the environment, environmental assessment, health, occupational health and safety, Hazardous Substances (including, without limitation, the storage, manufacture, processing, labelling, disposal, treatment, generation, use, transport, handling, remediation or Release of Hazardous Substances), product liability or the environmental conditions on, under or about the Beaumont Facility, the DuPont Wharf and the Facility Pipelines (including, without limitation, soil, sediments, surface water, groundwater and indoor and ambient air conditions) in effect at any time prior to the date of this Agreement or at the date of this Agreement or at any time after the date of this Agreement.

“Environmental Permits” includes all permits, licences, approvals, consents, authorizations, registrations, privileges, exemptions, waivers, variations, clearances, orders, certificates, rulings and other concessions under any Environmental Laws.

“Event of Force Majeure” means, for any Person, any event, circumstance or condition that is beyond the control of such Person and that prevents such Person from performing, in whole or in part, its obligations under this Agreement. Without limiting the generality of the foregoing, the following occurrences shall be deemed to be Events of Force Majeure: (a) Acts of God, fire, explosion, accident, flood, storm or other natural phenomenon; (b) war (whether declared or undeclared), riot, blockade, sabotage or acts of public enemies; (c) national defense requirements; (d) compliance with any Law, rule, regulation or Governmental Order that (x) becomes effective after the date hereof and (y) is binding on the Person seeking to rely on such Law, rule, regulation or Governmental Order to excuse performance and such Person’s compliance therewith is not voluntary or optional; (e) strikes, lockouts or injunctions (it being understood that nothing herein shall require a Person to settle such or any other kind of labor dispute except on such terms as shall be satisfactory to such Person); (f) unavailability (for reasons other than the cost thereof) of adequate fuel, power, raw materials, labor, containers or transportation facilities; and (g) breakage or failure of machinery or equipment.

“Extension Notice” has the meaning set forth in Subsection 3.2.

“Facility Assets” means any and all assets relating to the production, handling, loading, or unloading of methanol or otherwise relating to methanol located at the Beaumont Facility or the DuPont Wharf including, without limitation, buildings and fixtures, leasehold improvements, Beaumont Storage Tanks, Beaumont Slip, and all related improvements and equipment, including, without limitation, pumps, hoses, pipelines, and any and all other equipment or assets used in connection with methanol or otherwise to operate the Beaumont Facility, the DuPont Wharf or the Facility Pipelines.

“Facility Pipelines” means the entire pipeline system that connects the DuPont Wharf to the Beaumont Facility including, without limitation, all equipment used by DuPont, Terra or any other Person, in the operation of such pipeline system, in the ordinary course.

“FOB” has the meaning given to such term in the standardized definitions relating to the import and export of goods published by the International Chamber of Commerce, as revised in 2000.

“Gallons” means the United States unit of liquid volume.

“Governmental Authority” means: (i) any government; (ii) any federal, state, county, province, city, town, municipality, local or other political subdivision thereof or thereto; (iii) any court, tribunal, department, commission, board, bureau, instrumentality, agency, council, arbitrator or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; and (iv) any other governmental entity, agency or authority having or exercising jurisdiction over any relevant Person, item or matter.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substances” includes radioactive materials; asbestos and asbestos-containing materials; urea formaldehyde; hydrocarbons; underground and aboveground tanks; lead; pollutants; polychlorinated biphenyls (“PCBs”) and PCB-containing equipment; flammable substances; contaminants; deleterious substances; dangerous substances and goods; hazardous, corrosive and toxic substances, materials, constituents, compounds, recyclables, chemicals (including, without limitation, petroleum, gasoline or associated products or any by-products or fractions thereof); radon gas; waste; special waste; pesticides; defoliants; explosives; any solid, liquid, gas, vapor, odour, heat, sound, vibration, radiation or combination of any of them the storage, manufacture, processing, labelling, disposal, treatment, generation, use, transport, handling, remediation or Release into the environment of which is prohibited, controlled or regulated under Environmental Laws or Environmental Permits or which may or could pose a hazard to the environment.

“Hours of Operation” means, for any Service, the days and times during which Terra is required to provide such Service to Methanex, which shall be 24 hours a day, seven days a week, unless otherwise specified in writing by the Parties.

“Indemnified Party” has the meaning set forth in Subsection 11.4.

“Indemnifing Party” has the meaning set forth in Subsection 11.4.

“Independent Auditor” has the meaning set forth in Subsection 7.7(b).

“Initial Term” has the meaning set forth in Subsection 3.2.

“Inventory” has the meaning set forth in Subsection 6.1.

“Inventory Price” has the meaning set forth in Subsection 6.3.

“Law” means all laws, statutes, rules, regulations, ordinances, orders, writs, injunctions or decrees and other pronouncements having the effect of law of any Governmental Authority.

“LIBOR” means London InterBank Offered Rate.

“MNDRP” means the Methanex Non-Discounted Reference Price, which is the market index price per Gallon of methanol determined and published by Methanex Corporation on a monthly basis.

“Material Contracts” means the DuPont Agreement and any other contract (in writing or oral) between Terra and a third party or Affiliate, the performance of which is necessary for Terra to provide the Services (and each Service under this Agreement).

“Methanex” means Methanex Methanol Company.

“Methanex Entity” has the meaning set forth in Subsection 8.1(b).

“Methanol” means the chemical grade methanol meeting the Specifications.

“Methanex Indemnified Persons” has the meaning set forth in Subsection 11.3.

“Monthly MMC Price” has the meaning set forth in Subsection 6.2.

“Offer” has the meaning set forth in Subsection 6.6.

“Offer Period” has the meaning set forth in Subsection 6.6.

“Operational” means the Beaumont Facility shall be deemed operational unless and until Methanex exercises its Extended Suspension right as set forth in Subsection 5.3.3 of the Asset Purchase Agreement.

“Parties” means Terra Industries, BMC Holdings and Methanex, and “Party” means any of Terra Industries, BMC Holdings and Methanex.

“Person” means any individual, sole proprietorship, general partner of a general or limited partnership, partnership, joint venture, trust, incorporated organization, association, corporation, institution, party, entity or Governmental Authority, including any instrumentality, division, body, agency or department thereof.

“Pipeline Customers” means those customers of Methanex, or its Affiliate to whom Methanex supplies methanol using the Facility Pipelines.

“Pipeline Customer Contracts” means the contractual arrangement (in writing or oral) between Methanex and each Pipeline Customer, as may be amended.

“Pipeline Services” has the meaning set forth in Section 4 of Schedule B.

“Pipeline Order” has the meaning set forth in Subsection 4(i) of Schedule B.

“Proceedings” means any and all actions, suits, proceedings, and hearings of any nature and kind in any court of law or equity or before any arbitrator or other body, board or tribunal.

“Recipient” has the meaning set forth in Subsection 12.1.

“Records” has the meaning set forth in Subsection 7.7(a).

“Record Retention Period” has the meaning set forth in Subsection 7.7(a).

“Reduction Notice” has the meaning set forth in Subsection 2.3.

“Release” has the meaning prescribed in any Environmental Law and includes, without limitation, any release, spill, leak, pumping, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage and placement.

“Renewal Terms” has the meaning set forth in Subsection 3.2.

“Service” means the furnishing, supply, distribution and delivery of each service set forth in Schedule B hereto to be provided by or on behalf of Terra to Methanex pursuant to the terms and conditions of this Agreement.

“Service Fees” has the meaning set forth in Subsection 7.2.

“Slip Services” has the meaning set forth in Section 2 of Schedule B.

“Specifications” are as set forth in Schedule C.

“Storage Services “has the meaning set forth in Section 3 of Schedule B.

“Supply Right” has the meaning set forth in Subsection 6.6.

“Temporary Service Suspension” has the meaning set forth in Subsection 4.1.

“Term” means the Initial Term and any Renewal Term, as the case may be.

“Termination Date” has the meaning set forth in Subsection 6.1;

“Terra” means Terra Industries Inc. and BMC Holdings Inc., together.

“Terra Indemnified Persons” has the meaning set forth in Subsection 11.2.

“Terra Industries” means Terra Industries Inc.

“Third Party Claim” has the meaning set forth in Subsection 11.4.

“Vessel Order” has the meaning set forth in Subsection 1(f) of Schedule B.

“Wharf Services” has the meaning set forth in Section 1 of Schedule B.

“Year” means a calendar year.

SCHEDULE B

SERVICES

1.	WHARF SERVICES

Subject to the provisions of the Agreement, during the Initial Term and any Renewal Term, if applicable, Terra shall provide the following wharf services (the “Wharf Services”) to Methanex:

(a)	Access to DuPont Wharf: Methanex, and its agents, shall have access to the DuPont Wharf and related facilities for the purpose of loading, off-loading Methanol and for shipping Methanol to and from the Beaumont Storage Tanks.

(b)	Loading/Unloading Rates: Terra shall load and unload vessels and/or barges that are dispatched to the DuPont Wharf by Methanex, or its agents, subject to the Beaumont Vessel Docking Rules set forth in Attachment A of the DuPont Agreement. The Methanol loading and unloading rates at the DuPont Wharf shall be as follows:

Vessel Loading and Discharge Rates: Minimum capability of 1,000 metric tonnes per hour

Barge Loading and Discharge Rates: Minimum capability of 300 metric tonnes per hour

Methanex shall not have any responsibility or liability whatsoever, for any costs or expenses incurred by Terra or DuPont in order for DuPont and Terra to achieve the Vessel Loading and Discharge Rates and Barge Loading and Discharge Rates set forth above.

(c)	Maintenance of Wharf Equipment: Terra shall, subject to the terms of the DuPont Agreement, ensure that regular maintenance and extraordinary maintenance, as may be required from time to time, is carried out on all Methanol specific wharf equipment such that the Methanol specific wharf equipment is, at all times, in good repair.

(d)	Quantity: The maximum annual volume of Methanol shipped through the DuPont Wharf shall be 175,000,000 Gallons. The maximum monthly volume of Methanol shipped through the DuPont Wharf shall be 25,000,000 Gallons. Notwithstanding the foregoing, upon the request of Methanex, Terra shall use all commercially reasonable efforts to load and off-load greater quantities of Methanol than described above, having due consideration to DuPont Wharf conditions and other DuPont Wharf usage.

(e)	Quality: Methanex, or its agents, shall deliver Methanol to the DuPont Wharf that meets the Specifications. Terra shall ensure that from and after the time of delivery of the Methanol at the Dupont Wharf, the Methanol shall meet the Specifications. The quality of the Methanol may be verified by an independent surveyor of Chemical and Petrochemical Inspections Inc. or such other independent surveyors as agreed upon by Methanex, DuPont and Terra. Terra shall use its best efforts to assist Methanex in obtaining DuPont’s approval to have other independent surveyors perform survey services at the DuPont Wharf and/or Beaumont Slip.

(f)

Scheduling: Terra shall load or unload Methanol shipped to the DuPont Wharf via vessel or barge as instructed by Methanex in writing (“Vessel Order”). Vessel Orders shall include the vessel name, quantity of Methanol, estimated time of arrival, agent’s name, surveyor, order numbers and other pertinent information. Terra and Methanex shall coordinate the Vessel Orders to ensure efficient operations of the Beaumont Facility and the DuPont Wharf. Vessel Orders and any and all communications between the Parties concerning any Vessel Order shall be provided via express.methanex.com or using such other methods as determined by Methanex.

(g)	Hours of Operation: 24 hours per day; 7 days per week.

(h)	Title and Risk of Loss: The title to the Methanol shall at all times remain with Methanex. The risk of loss in the Methanol shall transfer from Methanex to Terra at the point when the Methanol passes the outlet or inlet flange, as applicable, of the vessel or barge, as the case may be.

(i)	Demurrage Costs: Terra shall reimburse Methanex for any and all demurrage costs incurred due to Terra’s inability to provide the Wharf Services in particular, the loading and discharge rates set forth in Subsection 1(b) above. Such demurrage costs will be determined as per the applicable charter party agreement in respect of any vessel or barge subject to demurrage costs. Methanex shall provide to Terra, any and all relevant documentation in respect of any claim by Methanex for reimbursement of demurrage costs under this Section.

(j)	Reporting Requirements: Terra will provide to Methanex on a daily basis via express.methanex.com or other means agreeable to Methanex an activity report indicating the volume loaded and discharged via vessels, barges and pipeline on an individual transaction basis. Terra will also report any Methanol lost due to contamination or improper handling by Terra and include in these reports as Methanol lost.

2.	BEAUMONT SLIP SERVICES

Subject to the provisions of the Agreement, during the Initial Term and any Renewal Term, if applicable, Terra shall provide the following Beaumont Slip services (the “Slip Services”) to Methanex:

(a)	Access to Beaumont Slip: Methanex, and its agents, shall have access to the Beaumont Slip and related facilities for the purpose of loading, off-loading Methanol and for shipping Methanol to and from the Beaumont Storage Tanks.

(b)	Loading/Unloading Rates: Terra shall load and unload barges that are dispatched to the Beaumont Slip by Methanex, or its agents. The Methanol loading and unloading rates at the Beaumont Slip shall be as follows:

Barge Loading and Discharge Rates: Minimum capability of 300 metric tonnes per hour

Methanex shall not have any responsibility or liability whatsoever, for any costs or expenses incurred by Terra or DuPont in order for DuPont and Terra to achieve the Barge Loading and Discharge Rates set forth above.

(c)	Maintenance of Beaumont Slip Equipment: Terra shall ensure that regular maintenance and extraordinary maintenance, as may be required from time to time, is carried out on all Beaumont Slip equipment such that the Beaumont slip equipment is, at all times, in good repair.

(d)

Quantity: The maximum annual throughput volume of Methanol through the Beaumont Slip shall be 175,000,000 Gallons. The maximum monthly throughput volume of Methanol through the Beaumont Slip shall be 25,000,000 Gallons. Notwithstanding the foregoing, upon the request of Methanex, Terra shall use all commercially reasonable efforts to load and off-load greater quantities of Methanol than described above, having due consideration to Beaumont Slip conditions and other Beaumont Slip usage.

(e)	Quality: Methanex, or its agents, shall deliver Methanol to the Beaumont Slip that meets the Specifications. Terra shall ensure that from and after the time of delivery of the Methanol at the Beaumont Slip, the Methanol shall meet the Specifications. The quality of the Methanol may be verified by an independent surveyor of Chemical and Petrochemical Inspections Inc. or such other independent surveyors as agreed upon by Methanex, DuPont and Terra. Terra shall use its best efforts to assist Methanex in obtaining DuPont’s approval to have other independent surveyors perform survey services at the Beaumont Slip.

(f)	Scheduling: Terra shall load or unload Methanol shipped to the Beaumont Slip via barge as instructed by Methanex in writing (“Barge Order”). Barge Orders shall include the name of the barge company, quantity of Methanol, estimated time of arrival, agent’s name, surveyor, order numbers and other pertinent information. Terra and Methanex shall coordinate the Barge Orders to ensure efficient operations of the Beaumont Facility and the Beaumont Slip. Barge Orders and any and all communications between the Parties concerning any Barge Order shall be provided via express.methanex.com or using such other methods as determined by Methanex.

(g)	Hours of Operation: 24 hours per day; 7 days per week.

(h)	Title and Risk of Loss: The title to the Methanol shall at all times remain with Methanex. The risk of loss in the Methanol shall transfer from Methanex to Terra at the point when the Methanol passes the outlet or inlet flange, as applicable, of the barge.

(i)	Demurrage Costs: Terra shall reimburse Methanex for any and all demurrage costs incurred due to Terra’s inability to provide the Slip Services in particular, the loading and discharge rates set forth in Subsection 2(b) above. Such demurrage costs will be determined as per the applicable charter party agreement in respect of any barge subject to demurrage costs. Methanex shall provide to Terra, any and all relevant documentation in respect of any claim by Methanex for reimbursement of demurrage costs under this Section.

(j)	Reporting Requirements: Terra will provide to Methanex on a daily basis via express.methanex.com or other means agreeable to Methanex an activity report indicating the volume loaded and discharged via barges on an individual transaction basis. Terra will also report any Methanol lost due to contamination or improper handling by Terra and include in these reports as Methanol lost.

3.	STORAGE SERVICES

Subject to the provisions of the Agreement, during the Initial Term and any Renewal Term, if applicable, Terra shall provide the following storage services (the “Storage Services”) to Methanex:

(a)	Beaumont Storage Tanks: Terra shall provide Beaumont Storage Tanks, which shall be dedicated to sole use by Methanex. The Methanol stored in the Beaumont Storage Tanks shall not be commingled with any other methanol or materials other than the Methanol stored by Methanex or produced by Terra for Methanex, pursuant to the Asset Purchase Agreement.

Tanks	Capacity	Est. Safe Fill	Est. Heel
Shore Tank #1	7.5 million Gallons	7 million Gallons	300,000 Gallons
Shore Tank #2	7.5 million Gallons	7 million Gallons	300,000 Gallons
Shore Tank #3	1.2 million Gallons	1.1 million Gallons	75,000 Gallons

(b)	Inventory Measurements: For inventory purposes, the amount of Methanol placed in the Beaumont Storage Tanks from vessels or barges shall be determined by an independent surveyor selected by Methanex, in its sole discretion, from among the surveyors listed in Subsection 3(d) below, at time of unloading. The amount of Methanol delivered out of the Beaumont Storage Tanks shall be determined from certified meter readings when delivered via pipeline and by independent surveyor shore tank surveys when loaded into barges or vessels.

(c)	Maintenance of Beaumont Storage Tanks: Terra shall ensure that regular maintenance and extraordinary maintenance, as may be required from time to time, is carried out on the Beaumont Storage Tanks and all related equipment such that, at all times, the Beaumont Storage Tanks and related equipment shall be in good repair.

(d)	Quality: The quality of the Methanol delivered to Terra and discharged into the Beaumont Storage Tanks shall be verified by an independent surveyor of Chemical and Petrochemical Inspections Inc. or such other independent surveyors as agreed by Methanex, DuPont and Terra. Terra shall use its best efforts to assist Methanex in obtaining DuPont’s approval to have other independent surveyors perform survey services at the Beaumont Facility.

(e)	Scheduling: Terra shall manage the loading and off-loading of barges at the Beaumont Slip. Terra and Methanex shall cooperate in scheduling barge shipments in and out of the Beaumont Slip.

(f)	Hours of Operation: 24 hours per day; 7 days per week.

(g)	Title and Risk of Loss: The title to the Methanol shall at all times remain with Methanex. The risk of loss in the Methanol shall remain with Terra at all times while Terra has control of the Methanol including, without limitation, when the Methanol is being transferred from the Dupont Wharf or the Beaumont Slip into the Beaumont Storage Tanks, while stored in the Beaumont Storage Tanks, during production and while being transferred from the production facility to and storage tank including the Beaumont Storage Tanks, and while being delivered by Terra to the Pipeline Customers via the Facility Pipelines or other pipelines. For greater certainty, the risk of loss shall transfer from Terra to the Pipeline Customers (on a Pipeline Customer by Pipeline Customer basis) as provided for in each Pipeline Customer Contracts.

(h)	Contamination/Disposal Costs: Terra shall be responsible, at its own cost and expense, for the safe and lawful removal and disposal of any and all Methanol, located at the Beaumont Facility including, without limitation, in the Facility Pipelines, the tank lines and the Beaumont Storage Tanks, that is or becomes contaminated. Terra shall also be responsible for all costs of cleaning the Beaumont Storage Tanks, the Facility Pipelines and any and all related equipment, as may be necessary, upon an occurrence of contamination. Terra shall reimburse Methanex for the cost of such contaminated Methanol.

(i)	Reporting Requirements: Terra shall report any Methanol lost due to contamination or improper handling by Terra and include in these reports as Methanol lost. By the third working day of the month following the month of activity, Terra will provide Methanex a monthly report indicating the beginning and ending month tank gauges and the corresponding volume and complete list of all transaction activity in and out of the Beaumont Storage Tanks. This monthly report will determine the quantity of Methanol gained or lost by the following formula: (beginning month tank gauge quantity) plus (total all monthly receipts) minus (total all monthly deliveries) minus (ending month tank gauge quantity) equals [(+) gain or (-) loss]. The sum of all the gains and losses will not exceed 0.50% during any 12 month period. For the volume lost in excess of 0.50% metric tonnes Terra will compensate Methanex for the Methanol lost based on the weighted average sale purchase price earned by Methanex FOB the facilities during the specific 12 month period. At no time during the term of this Agreement will the price claimed by Methanex exceed $400 per metric tonne. Methanex will invoice Terra for such losses and Terra shall reimburse Methanex for the full amount of such losses within 15 days of Terra’s receipt of such invoice.

4.	FACILITY PIPELINE SERVICES

Subject to the provisions of this Agreement, during the Initial Term and any Renewal Term, if applicable, Terra shall provide the following Facility Pipelines services (the “Pipeline Services”) to Methanex:

(a)	Operation: Any and all operational services as may be required to operate the Facility Pipelines, including the pipelines owned and operated by DuPont, as may be required to deliver Methanol to any of the Pipeline Customers.

(b)	Maintenance: Any and all maintenance services as may be required to operate the Facility Pipelines, including the pipelines owned and operated by DuPont, as may be required to deliver Methanol to any of the Pipeline Customers.

(c)	Permitting: Any and all permitting and filing services as may be required to operate the Facility Pipelines, including the pipelines owned and operated by DuPont, as may be required to deliver Methanol to any of the Pipeline Customers or to Methanex, or its designees, at the DuPont Wharf and/or the Beaumont Slip, and for complying with any and all current requirements of the Department of Transportation and Texas Railroad Commission.

(d)	Licensing: Any and all licensing services as may be required to operate the Facility Pipelines, including the pipelines owned and operated by DuPont, as may be required to deliver Methanol to any of the Pipeline Customers.

(e)	Meter Proving: Any and all meter proving services as may be required in connection with the Facility Pipelines, including the pipelines owned and operated by DuPont, as may be required to deliver Methanol to any of the Pipeline Customers.

(f)	Level of Pipeline Services: Prior to the execution of this Agreement, Terra delivered methanol via various pipelines from the Beaumont Storage Tanks within the Beaumont Facility to the Pipeline Customers. As part of the Pipeline Services provided by Terra to Methanex under the Agreement, Terra shall continue to provide pipeline delivery services to the Pipeline Customers in accordance with any and all instructions provided by Methanex to Terra. Terra shall deliver the Methanol to any new customers of Methanex which customers may be accessed via the Facility Pipelines. Any costs or expenses incurred by Terra to deliver Methanol to customers other than the Pipeline Customers shall be for the account of Methanex.

(g)	Pipeline Deliveries: Terra shall deliver Methanol to the Pipeline Customers as instructed by Methanex in writing (“Pipeline Order”). Pipeline Orders shall include pumping time, quantity of Methanol to be delivered, the Pipeline Customer receiving party and other pertinent information. Terra and Methanex shall coordinate the Pipeline Orders to ensure efficient operations of the Beaumont Facility. Pipeline Orders and any and all communications between the Parties after the delivery of a Pipeline Order shall be provided via express.methanex.com or such other methods as determined by Methanex.

(h)	Hours of Operation: 24 hours per day; 7 days per week.

(i)	Title and Risk of Loss: The title to the Methanol shall at all times remain with Methanex. The risk of loss in the Methanol while the Methanol is passing through the Facility Pipelines shall remain with Terra at all times. For greater certainty, the risk of loss shall transfer from Terra to the Pipeline Customers (on a Pipeline Customer by Pipeline Customer basis) as provided for in each Pipeline Customer Contracts.

(j)	Reporting Requirements: Terra shall report any Methanol lost due to contamination or improper handling by Terra and include in these reports as Methanol lost.

SCHEDULE C

SPECIFICATIONS

TEST	LIMIT	TEST METHODS
Appearance	Clear & Free	IMPCA 003-98
Color Pt-Co	Max 5	ASTM D 1209-00
Purity % wt on dry basis	Min 99.85	IMPCA 001-02
Water % w/w	Max 0.1	ASTM E 1064-00
Distillation Range At 760 mm Hg	Max 1.0 C to include 64.6 +- 0.1	ASTM D 1078-01
Specific Gravity 20/20°C	0.791 – 0.793	ASTM D 891-00 or ASTM D 4052-02
Potassium Permanganate Time test at 15C, minutes	Min 60	ASTM D 1363-97
Carbonizable Substances (Sulfuric Acid Wash Test) Pt-Co scale	Max 30	ASTM E 346-99
Acidity as acetic acid	Max 30 mg/kg	ASTM D 1613-02
Acetone	Max 30 mg/kg	IMPCA 001-02
Hydrocarbons	Pass	ASTM D 1722-98
Non Volatile Matter	Max 8 mg/1000 mL	ASTM D 1353-00
Ethanol	Max 50 mg/kg	IMPCA 001-02
Chloride as Cl-	Max 0.5 mg/kg	IMPCA 002-98
Sulphur	Max 0.5 mg/kg	ASTM D 3961-98
Total Iron	Max 0.1 mg/kg	ASTM E 394-00

C-1

SCHEDULE D

DUPONT WHARF ALLOCATION

	2000		2001		2002	2003 Aug YTD
	Tons	Barges	Tons	Barges	Tons	Tons	Barges
MeOH	660769	274	606370	240	672342	394260	140
Site Total	1688723	815	1337405	654	1411567	999070	481
Next year fixed %	39.13%		45.34%		47.63%	39.46%

D-1

SCHEDULE E

EXTRACTS OF DUPONT AGREEMENT

(See attached)

E-1

SCHEDULE F

DISCLOSURE SCHEDULE

NIL

F-1